Exhibit 10.5

The Princeton Review, Inc.

Summary of Cash and Equity Compensation Practices

for Non-Employee Directors

Cash Compensation

Annual retainer for Board membership	$15,000
Additional annual retainer for Board chair	$10,000

Audit Committee
Additional annual retainer for committee membership	$2,500
Additional annual retainer for committee chair	$10,000

Compensation Committee
Additional annual retainer for committee chair	$4,000

All of the foregoing amounts are paid in quarterly installments.

Equity Compensation

Subject to the provision under “Exceptions” below, all non-employee Board members are eligible to receive an annual grant of 5,000 shares of restricted stock granted on June 30 of each year and vesting on the next following January 30.

Expenses

In addition to the cash and equity compensation described above, all members of the Board will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.

Exceptions

The compensation under “Cash Compensation” and “Equity Compensation” above shall not pertain to any member of the Board, or any committee of the Board, that serves as a member of the Board pursuant to any agreement or contract between the Company and any third party or as the result of any right provided by the terms of any class of the Company’s securities.

Approved by the Board on May 7, 2007, as amended by the Board on November 6, 2007.